Exhibit 99.1

WHX Corporation Reports Financial Results for Second Quarter 2008

WHITE PLAINS, N.Y. August 5, 2008--WHX Corporation (Pink Sheets: WXCP.PK) (“WHX” or the “Company”) today announced financial results for the second quarter of 2008.

WHX reported net income of $5.3 million on net sales of $202.4 million for the three months ended June 30, 2008, compared with net income of $4.0 million on net sales of $176.9 million for the same period in 2007.  Basic and diluted net income per common share was $0.53 for the second quarter of 2008, compared with $0.40 in the same period of 2007.

The Company generated Consolidated EBITDA of $20.0 million for the three months ended June 30, 2008, up from $18.3 million for the same period in 2007. Consolidated EBITDA includes $2.7 million and $5.7 million of net proceeds from insurance claims in the three months ended June 30, 2008 and 2007, respectively.  (See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of EBITDA and Consolidated EBITDA).

WHX reported a net loss of $0.9 million, on net sales of $379.7 million for the six months ended June 30, 2008, compared with a net loss of $4.5 million on net sales of $294.7 million for the same period in 2007.  Basic and diluted net loss per common share was $0.09 for the six months ended June 30, 2008, compared with $0.45 in the same period of 2007.

“We generated operating income and Consolidated EBITDA well ahead of the comparable 2007 periods despite difficult economic conditions in several markets that we serve,” said Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of WHX. “Our results reflect the significant progress we have made in developing and implementing the WHX Business System, which will continue to improve efficiency and should drive profitable growth during the remainder of 2008 and beyond.”

Kassan also noted that the Company is currently conducting a rights offering to raise up to $200 million of equity in a cost-effective manner that will give all of its shareholders the opportunity to participate. (See “Other Developments” below).

Second Quarter Operating Results

The Precious Metal segment realized stronger sales due to higher precious metal prices, increased market share in the HVAC and welding distribution markets and stronger sales in the energy exploration and electrical markets.  These gains were partially offset by the declining domestic automotive market.  In addition, an acquisition completed in late 2007 contributed $1.2 million to sales in the second quarter.

Performance of the Precious Metal segment was also enhanced by a favorable shift in product mix to higher margin products and improved operating efficiencies at its principal operating facility.

The Tubing segment experienced continuing strong demand for small diameter precision-drawn long coil seamless tubing that services the petrochemical and shipbuilding industries.

The Tubing segment realized an operating income increase of $1.4 million to $1.8 million in the second quarter of 2008 as compared to $0.4 million in the same period of 2007.  The operating income increase was principally the result of improved operating efficiencies within the North American specialty tubing business, which experienced losses in the same period of the prior year.  Strong sales by the Stainless Steel Tubing Group also resulted in higher operating income for the Tubing segment.

The Engineered Materials segment increased sales by 14.7% over the second quarter of 2007.  This increase was driven by strong demand for commercial roofing fasteners and new product sales in the lumber yard market.

Operating income at the Engineered Materials segment increased by 47% over the second quarter of 2007.  This improvement principally resulted from the higher sales and stable gross profit margin, despite pricing pressures and an increase in the market share for lower margin private label roofing fastener products.

Bairnco Segments:

The table below reflects the Bairnco segments’ net sales and operating income on a pro forma basis for the second quarter ended June 30, 2007, including the period prior to April 13, 2007 when the Company acquired Bairnco Corporation.  Pro forma adjustments have been made to the historical results of the Bairnco segments to reflect amortization of intangible assets and depreciation of property, plant and equipment using the fair values that were assigned to such assets upon the acquisition of Bairnco by WHX, as if such acquisition occurred on January 1, 2007. Certain costs related to the tender offer for Bairnco’s shares, as well as costs related to the change of control of Bairnco, totaling $5.9 million, are not included in the operating income presented.

	Three Months Ended June 30, (unaudited)
	2008	2007 Pro forma
	(in thousands)
Net Sales:
Arlon Electronic Materials ("EM")	$15,228	$15,865
Arlon Coated Materials ("CM")	19,985	16,848
Kasco	17,257	16,412
Total net sales	$52,470	$49,125
Operating income (loss) before corporate allocations:
Arlon Electronic Materials	839	$1,666
Arlon Coated Materials (a)	295	302
Kasco	847	258
Corporate	(439)	(970)
Total operating income	$1,542	$1,256

(a)
Operating income for the Arlon CM segment for the three months ended June 30, 2008 includes $0.8 million of move costs to consolidate two plants in San Antonio, Texas into one.  In addition to the direct move costs, the results of the period were negatively impacted by a plant shutdown and related operating inefficiencies during the move.

The Arlon EM segment sales decreased 4.0% from the prior year as military programs and telecommunication markets remained soft.  Arlon EM segment operating income decreased principally due to reduced sales and related lower production volumes, increased raw material costs and ongoing competitive pricing pressures.

The Arlon CM segment sales increased 18.6%, primarily driven by increased sales in the digital print domestic graphics market.  The Arlon CM segment operating income improvement was due to increased sales and related production volumes.  As noted in the footnote above, operating income for the second quarter of 2008 includes $0.8 million of move-related costs to consolidate two Arlon CM plants in San Antonio, Texas into one plant.

The Kasco segment sales increased 5.1% due in part to the impact of exchange rates of a weakening US Dollar, which resulted in stronger European and Canadian sales.  The Kasco segment’s operating income increased from the prior year, primarily due to higher sales and improved efficiencies.

Other Developments:

The Company is distributing at no charge to the holders of its common stock on August 22, 2008, non-transferable subscription rights to purchase up to an aggregate of approximately 142,857,114 shares of common stock at a subscription price of $1.40 per share through a rights offering. The purpose of the rights offering is to raise equity capital in a cost-effective manner that gives all of its stockholders the opportunity to participate.  Assuming the rights offering is fully subscribed, the Company would receive gross proceeds of approximately $200 million, less expenses of the rights offering.  The net proceeds will be used (i) to make partial payments to certain senior lenders to certain wholly-owned subsidiaries of WHX in the aggregate principal amount of up to $15 million; (ii) to redeem preferred stock issued by a wholly-owned subsidiary of WHX, which is held by Steel Partners II, L.P. (“Steel Partners”), the Company’s largest stockholder, (iii) to purchase shares of common stock of CoSine Communications, Inc. from Steel Partners or to reserve such approximate amount to be used for working capital, (iv) to repay WHX indebtedness to Steel Partners, and (v) to repay indebtedness of such wholly-owned subsidiaries of WHX to Steel Partners.  The proposed rights offering includes an oversubscription privilege which permits each rights holder that exercises its rights in full, to purchase additional shares of common stock that remain unsubscribed at the expiration of the offering.  This oversubscription privilege is subject to (i) the availability and allocation of shares among persons exercising this oversubscription privilege and (ii) a maximum number of shares for which stockholders can oversubscribe for without endangering the availability of the Company’s net operating loss carryforwards (“NOLs”) under Section 382 of the Internal Revenue Code, in each case as further described in the rights offering documents.  Steel Partners has indicated that it intends to exercise all of its rights and to oversubscribe for the maximum number of shares it can oversubscribe for without (i) endangering the availability of the Company’s NOLs or (ii) increasing its ownership to in excess of 75% of the outstanding shares of WHX’s common stock. There is no assurance WHX will be able to sell all or any of the shares being offered, and it is not likely that all of its stockholders will participate in the rights offering.  This may affect its ability to receive gross proceeds of up to $200 million in the rights offering, although Steel Partners has indicated to WHX that it intends to exercise all of its rights, subject to certain limitations, but has not made any formal commitment to do so.

Note Regarding Presentation of Non-GAAP Financial Measures:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Consolidated EBITDA”.  The Company is presenting EBITDA because it believes that it provides useful information to investors about WHX, its business and its financial condition. The Company defines EBITDA as net income before the effects of realized and unrealized losses on derivatives, interest expense, taxes, other income / expense, depreciation and amortization and pension credit. The Company believes EBITDA is useful to investors because it is one of the measures used by the Company’s Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation. Further, the Company believes that Consolidated EBITDA is a measure of leverage capacity and the Company’s ability to service its debt.

However, Consolidated EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Consolidated EBITDA are significant components in understanding and assessing financial performance. Therefore, Consolidated EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of EBITDA as an analytical tool, including the following:

•	EBITDA does not reflect the Company’s net realized and unrealized losses on derivatives;

•	EBITDA does not reflect the Company’s interest expense;

•	EBITDA does not reflect the Company’s tax expense or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect the cash requirements for such replacement; and

•	EBITDA does not include pension credit.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using EBITDA only supplementally. The Company believes that consideration of EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing WHX.

The Company reconciles Consolidated EBITDA to Net income (loss), and that reconciliation is set forth below. Because Consolidated EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Consolidated EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

WHX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands, except per share)

Net sales	$202,384	$176,854	$379,661	$294,691
Cost of goods sold	154,141	136,686	290,614	235,041
Gross profit	48,243	40,168	89,047	59,650

Selling, general and administrative expenses	33,832	30,743	68,112	49,518
Proceeds from insurance claims, net	(2,690)	(5,689)	(2,690)	(5,689)
Loss on disposal of assets	168	5	146	135

Income from operations	16,933	15,109	23,479	15,686

Other:
Interest expense	10,872	10,336	21,243	17,906
Realized and unrealized loss (gain) on derivatives	(302)	(615)	1,325	76
Other expense	125	50	74	190

Income (loss) before taxes	6,238	5,338	837	(2,486)

Tax provision	905	1,308	1,716	2,017

Net income (loss)	$5,333	$4,030	$(879)	$(4,503)

Basic and diluted per share of common stock

Net income (loss) per share	$0.53	$0.40	$(0.09)	$(0.45)

WHX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2008	2007
	(Dollars and shares in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$6,988	$6,090
Trade and other receivables - net	119,792	89,546
Inventories	77,965	83,709
Deferred income taxes	3,420	3,339
Other current assets	10,550	12,023
Total current assets	218,715	194,707

Property, plant and equipment at cost, less
accumulated depreciation and amortization	115,858	124,336
Goodwill	64,567	64,317
Other intangibles, net	38,472	39,892
Other non-current assets	17,699	18,337
	$455,311	$441,589

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Trade payables	$63,417	$49,053
Accrued environmental liability	7,423	7,805
Accrued liabilities	46,506	40,308
Accrued interest - related party	27,680	19,615
Current portion of long-term debt	61,881	7,513
Current portion of long-term debt-related party	104,165	-
Short-term debt - related party	5,100	5,100
Short-term debt	43,661	50,180
Deferred income taxes	142	142
Total current liabilities	359,975	179,716

Long-term debt	77,492	141,678
Long-term debt - related party	54,264	154,901
Accrued pension liability	11,107	15,653
Other employee benefit liabilities	7,682	7,595
Deferred income taxes	8,457	8,217
Other long-term liabilities	5,746	3,374
	524,723	511,134

Stockholders' (Deficit) Equity:
Preferred stock - $.01 par value; authorized 5,000
shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 95,000 and
50,000 shares; issued and outstanding 10,000 shares	100	100
Warrants	-	1,287
Accumulated other comprehensive loss	(31,897)	(32,559)
Additional paid-in capital	397,385	395,748
Accumulated deficit	(435,000)	(434,121)
	(69,412)	(69,545)
	$455,311	$441,589

WHX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net loss	$(879)	$(4,503)

Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
Depreciation and amortization	10,738	7,813
Non-cash stock based compensation	241	910
Amortization of debt related costs	1,070	1,248
Payment in kind interest on related party debt	3,528	1,289
Curtailment of employee benefit obligations	-	727
Deferred income taxes	150	(73)
Loss on asset dispositions	147	135
Equity in after-tax income of affiliated companies	(23)	(18)
Unrealized loss (gain) on derivatives	171	(35)
Reclassification of net cash settlements on derivative instruments	1,154	111
Decrease (increase) in operating assets and liabilities,
net of effect of acquisitions:
Trade and other receivables	(29,621)	(23,828)
Inventories	6,012	3,621
Other current assets	1,662	787
Accrued interest-related party	8,065	2,761
Other current liabilities	14,022	(5,070)
Other items-net	344	(1,006)
Net cash provided by (used in) operating activities	16,781	(15,131)
Cash flows from investing activities:
Acquisitions	-	(99,555)
Plant additions and improvements	(6,650)	(3,638)
Net cash settlements on derivative instruments	(1,154)	(111)
Proceeds from sales of assets, net	8,117	3,795
Net cash provided by (used in) investing activities	313	(99,509)
Cash flows from financing activities:
Proceeds from term loans - related party	-	101,391
Proceeds from term loans - domestic	4,000	32
Net revolver borrowings (repayments)	(6,567)	19,944
Repayments of term loans - foreign	(274)	(246)
Repayments of term loans - domestic	(13,990)	(4,667)
Deferred finance charges	(1,575)	(1,046)
Net change in overdrafts	2,061	(236)
Net cash provided by (used in) financing activities	(16,345)	115,172
Net change for the period	749	532
Effect of exchange rate changes on net cash	149	119
Cash and cash equivalents at beginning of period	6,090	4,776
Cash and cash equivalents at end of period	$6,988	$5,427

WHX CORPORATION
CONDENSED CONSOLIDATED SEGMENT DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands)
Net Sales:
Precious Metal	$45,592	$39,446	$91,280	$77,208
Tubing	31,579	30,913	61,205	60,250
Engineered Materials	72,743	63,412	123,752	114,150
Arlon Electronic Materials (a)	15,228	14,017	31,632	14,017
Arlon Coated Materials (a)	19,985	14,683	37,660	14,683
Kasco (a)	17,257	14,383	34,132	14,383
Total net sales	$202,384	$176,854	$379,661	$294,691
Operating income (loss) before corporate allocations:
Precious Metal	$3,676	$2,838	$7,361	$3,947
Tubing	2,608	1,444	5,088	1,716
Engineered Materials	8,832	6,445	11,220	9,610
Arlon Electronic Materials (a) (b)	839	2,430	2,383	2,430
Arlon Coated Materials (a) (b)	295	215	(396)	215
Kasco (a) (b)	847	711	2,078	711
Total	17,097	14,083	27,734	18,629
Corporate expenses allocation:
Precious Metal	867	1,079	2,154	2,459
Tubing	809	1,025	2,017	2,197
Engineered Materials	756	947	1,880	2,039
Arlon Electronic Materials (a)	119	277	582	277
Arlon Coated Materials (a)	177	289	676	289
Kasco (a)	143	283	619	283
Total	2,871	3,900	7,928	7,544
Segment operating income (loss):
Precious Metal	2,809	1,759	5,207	1,488
Tubing	1,799	419	3,071	(481)
Engineered Materials	8,076	5,498	9,340	7,571
Arlon Electronic Materials (a) (b)	720	2,153	1,801	2,153
Arlon Coated Materials (a) (b)	118	(74)	(1,072)	(74)
Kasco (a) (b)	704	428	1,459	428
Segment operating income	14,226	10,183	19,806	11,085

Unallocated corporate expenses	2,150	2,219	3,241	3,664
Unallocated pension credit	(2,335)	(1,461)	(4,370)	(2,711)
Proceeds from insurance claims, net	(2,690)	(5,689)	(2,690)	(5,689)
Loss on disposal of assets	168	5	146	135
Income from operations	16,933	15,109	23,479	15,686

Interest expense	10,872	10,336	21,243	17,906
Realized and unrealized (gain) loss on derivatives	(302)	(615)	1,325	76
Other expense	125	50	74	190

Income (loss) before taxes	$6,238	$5,338	$837	$(2,486)

(a)	The results of the Bairnco Segments in 2007 reflect the approximate 11-week period subsequent to its acquisition, April 13 through June 30, 2007.
(b)
The operating income in the three and six month periods ended June 30, 2008 includes $0.4 million and $0.8 million, respectively, of  higher amortization of intangibles valued in the Bairnco acquisition, as compared to the 2007 period.  Such additional amortization applies principally to the Arlon Electronic Materials segment.  The operating income (loss) for the Arlon Coated Materials segment includes $0.8 million and $1.4 million of move costs in the quarter and six month period ended June 30, 2008, respectively, to consolidate two plants in San Antonio, Texas into one.  In addition to the direct move costs, the results of the periods were negatively impacted by a plant shutdown and related operating inefficiencies during the move.

Supplemental Non-GAAP Disclosures
Consolidated EBITDA
(unaudited)
	Three Months Ended June 30,
	2008	2007
	(amounts in thousands)
Net income	$5,333	$4,030
Add (Deduct):
Tax provision	905	1,308
Interest expense	10,872	10,336
Realized and unrealized gain on derivatives	(302)	(615)
Depreciation & amortization	5,390	4,689
Pension credit	(2,335)	(1,461)
Other expense	125	50
EBITDA*	$19,988	18,337

* EBITDA includes $2.7 million and $5.7 million of net proceeds from insurance claims in the three month periods ended June 30, 2008 and 2007, respectively.

Our Company

WHX Corporation, the parent company, invests in and manages a group of businesses on a decentralized basis.  WHX owns Handy & Harman (“H&H”), a diversified manufacturing company whose strategic business units encompass three reportable segments: Precious Metal, Tubing, and Engineered Materials.  In April 2007, WHX acquired Bairnco Corporation, a diversified manufacturing company that operates business units in three reportable segments: Arlon Electronic Materials, (“EM”) Arlon Coated Materials, (“CM”), and Kasco Replacement Products and Services.  H&H and Bairnco principally operate in North America.

H&H’s Precious Metal segment fabricates precious metal and their alloys into brazing alloys, and utilizes precious metal in precision electroplating often using silver, gold, and palladium in combination with base metals for use in a wide variety of industrial applications.  The Tubing segment manufactures and sells a variety of steel tubing products and fabrications primarily from stainless steel and carbon steel, for use in a wide variety of industrial applications.  The Engineered Materials segment supplies products to the construction and building industries, including fasteners and fastening systems for the commercial flat roofing industry, plastic and steel fittings and connections for natural gas and water distribution and electro-galvanized steel products primarily for use in the construction industry.

Arlon EM segment designs, manufactures, markets and sells high performance laminate materials and bonding films utilized in the military/aerospace, wireless communications, automotive, oil drilling, and semiconductor markets.  Arlon CM segment designs, manufactures, markets and sells laminated and coated products to the electronic, industrial and commercial markets under the Arlon and Calon brand names.  The Kasco segment is a leading provider of meat-room products (principally replacement band saw blades) and on-site maintenance services principally to retail food stores, meat and deli operations, and meat, poultry and fish processing plants throughout the United States, Canada and Europe.  The results of operations of Bairnco are included in the financial results of WHX beginning April 13, 2007.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect WHX’s current expectations and projections about its future results, performance, prospects and opportunities.  WHX has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors, that could cause its actual results, performance, prospects or opportunities in 2008 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, WHX’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results.  Although WHX believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2007 and Prospectus dated July 21, 2008 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, WHX undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

CONTACT:	WHX Corporation Glen Kassan, Vice Chairman of the Board and Chief Executive Officer 914-461-1260

SOURCE:	WHX Corporation